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                                                                   Exhibit 10.12
                             WATER SUPPLY AGREEMENT


THIS AGREEMENT is made this 18th day of December 2000


BETWEEN: CONSOLIDATED WATER CO. LTD. a Cayman Islands company with its Registered Office at Trafalgar Place, West Bay Road, P.O. Box 1114GT, Grand Cayman, B.W.I. (the "Company")


AND: SOUTH BIMINI INTERNATIONAL LTD. A Bahamian company with its Registered Office at the Chambers of Messrs. Higgs & Kelly, P.O. Box N4818, 384 Bay Street, Nassau, The Bahamas (the "Customer")


WHEREAS:

A. The Customer is desirous of obtaining a supply of potable water ("Water") to its property development known as Bimini Sands Resort (which, with the exception of the parcel hereinafter defined as the "Land", is hereinafter referred to as the "Property).

B.       The Company is willing to provide Water to the Property.

NOW IN CONSIDERATION of the mutual covenants contained herein the parties agree as follows:

1. Save for the continuing supply of well water to certain docks pending completion of excavation of the marina, the Customer will purchase all Water that it needs for the Property from the Company and will use its best endeavors to cause purchasers of all or part of the Property from the Customer to enter into Water Supply Agreements similar to this Agreement with the Company.

2.       The Customer will give the Company not less than one hundred and eighty
         (180) days notice of any expected increase of more than 20% in the volume of Water that it requires in excess of the average volume of Water supplied in the two preceding calendar months and the Company

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         will use its best endeavors to meet the full demand from the Customer from time to time.

3. The Customer will lease to the Company at a peppercorn rental for the duration of this Agreement the land described in the First Schedule hereto (the "Land") and will permit the Company's employees and agents to enter upon and enjoy at no cost such rights of access over the Property as are reasonably necessary for the conduct of the Company's business from time to time. The Company will use the Land for the installation of the necessary feed and discharge wells, buildings, machinery, equipment, storage, pumping and piping facilities (collectively the "Equipment") necessary to supply the Water and for no other purpose.

4. Not later than 90 days from the date on which the last of all licenses, permits, permissions and approvals from Government or governmental authorities necessary to allow the Company to install the Equipment and commence the supply of Water are received (the "Commencement"), the Company will commence the supply of Water to the Property.

5. The Company will install a totalizing meter or meters at the boundary between the Land and the Property (the "Meter") and will maintain the Meter in good repair. If the Meter is damaged by the Customer, its agents, servants or invitees the Company will repair or replace the Meter at the Customer's expense and will charge the Customer for Water pro rata for the period when the meter was defective or not recording based on the average volume of Water used during the preceding two calendar months

6. The Company will supply Water at the Meter at a pressure of not less than 45 p.s.i.g and not more than 60 p.s.i.g.. At all times the Water supplied will be suitably disinfected with a pH of between 7.0 and 7.5, will conform to the standards specified from time to time by The World Health Organization for potable water, will contain no coliform bacteria and will not contain more than 250 mg/l of chlorides.

7.       The Company need not supply Water to the Customer if:-

         a) The Customer does not pay the charges as set out in this Agreement for Water supplied by the due date.

         b) The Company cannot supply Water as a result of FORCE MAJEURE which includes, without limitation, hurricane, windstorm, fire, flood or other acts of God, accident, explosion, war, strike, lockout, labor trouble, expropriation by Governmental authority, regulation,


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                  orders or requests of Government or Governmental authorities or agencies or inability by the exercise of reasonable diligence to obtain supplies, materials or power.

8. From the Commencement the Company will invoice the Customer monthly in arrears at the rates set out in the Second Schedule hereto for the volume of Water supplied as disclosed by the Meter. The Customer will pay the amount of the invoice to the Company at its offices in full on or before the later of:-

         a)       Ten (10) calendar days after the date of the invoice, or

         b) The 25th day of the month following the month to which the invoice relates.

9. The Customer, in accordance with reasonable specifications laid down by the Company, shall lay all pipes for the supply of Water on the Property.

10. Notwithstanding that the Company's Water supply is connected to a fire hydrant or sprinkler system on the Property, it is expressly agreed that the Company will be under no obligation to supply Water for fire fighting purposes at any time whatsoever and under any circumstances. The Company will only supply water for those purposes if it is able to do so and will not be liable for any damage to the Property whatsoever caused by fire or any related cause.

11. Subject to the provisions for prior termination contained herein, this Agreement shall terminate on the earlier of:-

         (a) Ten (10) years from the Commencement, renewable for like periods at the option of the Customer upon not less than six months notice, or

         (b) At the option of the Customer, four calendar months after the end of the second calendar month in which the volume of Water supplied hereunder exceeds an average of 40,000 United States gallons per day for two consecutive months.

12. The Customer shall not be responsible to the Company or the Company's licensees, servants or agents or any other persons entering on the Land or calling upon the Company or any of the Company's licensees, servants or agents for:-

         (a) any accidents happening or injury suffered (including injury resulting in death) or


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         (b)      any damage to or loss of any chattel or property sustained on the Land and further the Customer shall not be liable to the Company for any loss, damage, inconvenience or injury suffered by the Company or any employee, workman or customer or invitee or person resorting to the Land through or as a result of:-

         (i)      any state of disrepair of the Land or

         (ii) any breakdown or unavoidable suspension of or any defect in any fixture or fitting or service or facility supplied in or about the Land or anything in or upon any part of the Land

         AND the Company hereby irrevocably covenants, promises and agrees to indemnify the Customer and its officers, directors, shareholders, servants and agents and to hold it and them harmless from and against any and all losses, claims, expenses, suits, costs, demands, damages or liabilities, joint or several, of whatever kind or nature which it or they may sustain or to which it or they may become subject arising out of or relating in any way to any of the foregoing including without limitation in each case, attorney's fees, costs and expenses actually incurred in defending against or enforcing such losses, claims, expenses, suits, damages or liabilities and whether by judgement, settlement or upon and after appeal PROVIDED ALWAYS that nothing herein contained shall be deemed to render the Company liable:-

         (1) for or in respect of or to indemnify the Customer against any compensation or damages for or in respect of any injuries or damage:-

                  (i)      to the Customer, its licensees servants or agents or

                  (ii)     to any other person

                  resulting from any act or neglect done or committed by the Customer, its licensees, servants or agents on the Land or the Property during the term of this Contract PROVIDED HOWEVER AND IT IS HEREBY EXPRESSLY AGREED that should any claim be made against the Company in respect of any matter arising as a result of any act or neglect done or committed by the Customer, its licensees, servants or agents in manner contemplated by this sub- clause then the Customer will indemnify the Company against any cost or expenses arising therefrom including, without limitation,



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                  attorney's fees, costs and expenses and further the Customer will, subject to the Company obtaining the consent in writing of the Company's insurers, at the request of the Company undertake the defence of the Company with respect to such claim AND FOR THE AVOIDANCE OF DOUBT the Company expressly agrees that for the purposes of this proviso neither the Company nor any of its licensees, servants or agents shall be considered a licensee, servant or agent of the Customer PROVIDED ALWAYS AND IT IS HEREBY EXPRESSLY AGREED that the Customer shall not be liable to indemnify the Company unless the Company notifies the Customer within seven (7) days of receipt of any claim or potential claim and, if the Customer so requires, allows the Customer and agents and attorneys chosen by the Customer immediately to take over and bring to completion all negotiations for settlement (both before and after suit) and defenses to any claim (whether in court or at arbitration) as agent for the Company but at the Customer's expense and the Company must:-

                  (a) ensure that all required information and advice on the circumstances of the case are at all times freely given to the Customer, its agents and attorneys subject only to reimbursement of the reasonable costs of providing them; and

                  (c) execute on request by the Customer any settlement agreement subject only to any cost to the Company under that agreement being borne by the Customer at the times and in the manner provided for in that agreement;

                  or

         (2) to indemnify the Customer unless the Customer notifies the Company within seven (7) days of receipt of any claim or potential claim and further if the Company so requires then, subject to the Customer obtaining the consent in writing of the Customer's insurers, the Customer shall allow the Company and agents and attorneys chosen by the Company immediately to take over and bring to completion all negotiations for settlement (both before and after suit) and defenses to any claim (whether in court or at arbitration) as agent for the Customer but at the Company's expense and in which case the Customer must:-

                  (a) ensure that all required information and advice on the circumstances of the case are at all times freely given to the


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                           Company, its agents and attorneys subject only to
                           reimbursement of the reasonable costs of providing them; and

                  (b) execute on request by the Company any settlement agreement subject only to any cost to the Customer under that agreement being borne by the Company at the times and in the manner provided for in that agreement.


13. In the event that the Company fails to comply with any of its obligations hereunder and, if capable of remedy, fails to remedy any breach within a reasonable period after the Customer has given written notice to the Company, the Customer may, by a second notice (the "Second Notice") either:

         a) require the Company to remove the equipment from the Land within 30 days of the date of the Second Notice, or

         b) require the Company to immediately vacate the Land and the Equipment and may operate the Equipment itself or appoint some other person to operate it.

         In the event that the Customer exercises its rights under this Clause 12 b), the Equipment shall be valued by two independent qualified valuers to be appointed within sixty days of the date of the Second Notice, one by the Customer and one by the Company.

         Each party shall give written notice to the other of the name and address of their appointee and, in the event that one of the parties shall fail to give such notice then the appointee of the other of them shall alone proceed to conduct the valuation.

         In assessing the value of the Equipment the valuer(s) shall exclude any amount attributable to or in respect of goodwill whether arising from the existence of this Agreement or otherwise but shall assess the value as if the Equipment forms part of a production unit in the condition in which it was in on the date on which the Second Notice was served.

         In the event that the two valuers cannot agree upon the same valuation then the value shall be determined by an umpire chosen by the two valuers.



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         The Customer and the Company shall be bound by the resulting valuation and the amount thereof shall be paid by the Customer to the Company as follows:

         a)       10% fourteen days after the date of the valuation (the
                  "Deposit")

         b) 90% by nine equal consecutive monthly payments the first of which shall be paid thirty days after the date of payment of the Deposit whereupon neither party shall have any further claim against the other."

14. This Agreement shall be construed in accordance with the Laws of the Commonwealth of the Bahamas.


THE PARTIES HERETO have hereunto set their hands and seals the day and date first above written.

EXECUTED by and on behalf of                CONSOLIDATED WATER CO. LTD.
The Company by

In the presence of:-

/s/ Melissa A. West                         /s/ Jeffrey M. Parker
- -------------------------                   ------------------------------
Witness                                     Director


EXECUTED by and on behalf of                SOUTH BIMINI INTERNATIONAL LTD.
The Customer by

In the presence of:-

/s/ Lucille Russel                          /s/ Rupert W. Roberts Jr.
- -------------------------                   ------------------------------
Witness                                     Director





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                                 FIRST SCHEDULE

The "Land" is described as that portion of allotments 18, 19 and 20 which are bounded on the West by the Government Road and on the East by Big Duck Pond as marked on the attached map. The location of the "Land" is Sampson Ridge, South Bimini, Bimini Islands, Commonwealth of the Bahamas and is approximately 2.3 acres in size.


                               Plot plan omitted.

















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                                 SECOND SCHEDULE


In accordance with Clause 8 the following prices shall apply:-

1.       BASE PRICE OF WATER

         With effect from the Commencement, Water per one thousand (1,000) United States gallons (USg) shall be invoiced at the following prices.

         When the total volume of Water actually supplied by the Equipment to the Customer and all other customers in any calendar month:-

         Is less than an average of twenty thousand (20,000) USg per day.

         US$25.27   per 1,000 USg

         Exceeds an average of twenty thousand (20,001) USg per day but is less than an average of thirty thousand (30,000) USg per day.

         US$25.27 per 1,000 USg for the first average 20,000 USg per day

         US$16.57 per 1,000 U.S. gallons for the excess

         Exceeds an average of thirty thousand (30,001) USg per day but is less than an average of forty thousand (40,000) USg per day.

         US$25.27 per 1,000 USg for the first average 20,000 USg per day

         US$16.57 per 1,000 USg for next average 10,000 USg per day

         US$14.08 per 1,000 USg for the excess

         Every customer shall be billed pro rata monthly at the Base Price, in arrears, for the volume of Water supplied to that customer in the preceding month.

         The Base Price of Potable Water shall be adjusted annually in accordance with 5 below.


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2.       MINIMUM BILLING

         The Minimum Billing to every customer in every calendar month shall be 3,000 U.S. gallons which billing shall include the rental fee for the Company's water meter installed at the customer's premises.

3.       FEE FOR CONNECTION AND RECONNECTION

         A Water supply requested by a customer shall be connected and a Water supply that has been discontinued at the request of the customer or by the Company for non-payment shall be re-connected upon payment of the following fee based on the size of the meter installed at the customer's premises:-

                  20mm                               US$50
                  25mm                               US$75
                  38mm                               US$110
                  50mm                               US$150
                  75mm                               US$225
                  100mm                              US$300
                  150mm                              US$350

4.       ENERGY ADJUSTMENT FACTOR

         Within fourteen days of the end of every calendar month, the Company shall determine the Energy Adjustment Factor for that month in accordance with the formula set out below and shall give notice thereof to the customer.

         Measurements and readings shall be taken by the staff of the Company but shall be subject to verification by the customer who may request any such additional information that in his opinion is necessary to verify the accuracy of the measurements, readings and calculations. It is agreed that copies of the supplier's invoices, certified as correct, shall constitute satisfactory evidence of purchase and consumption.

         The company shall add to the monthly bill of every customer in every month an Energy Adjustment Factor multiplied by the volume of Water invoiced by the Company to each customer for the relevant calendar month.




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         The Energy Adjustment Factor in US$ per 1,000 U.S. gallons is given by:-

                  EAF = 18 x (ET - US$0.17)

         Where:-

                  EAF - is the amount in U.S.$ to be added to or subtracted from the Base Price of Water per 1,000 U.S. gallons.

                  18 - is the number of KWH of electricity required to produce 1,000 U.S. gallons of Water

                  ET - is the average cost in U.S.$ per KWH of electricity in the relevant month

                  US$0.17 -   is the cost per KWH of electricity used in
                              computing the Base Price

5.       ANNUAL PRICE ADJUSTMENT FORMULA

         On January 1st in every year, commencing on January 1, 2001, the Base Price of Potable Water shall be amended in accordance with the Annual Price Adjustment Formula calculated as follows:-

         NBP = BP X 0.56 X USPPIL  +  BP X 0.44 X BCPIL
               ------------------     -----------------
                     USPPI99               BPPI99

         Where;-

         NBP is the new base price applicable from January 1st.

         BP                is the Base Price in 1 above

         USPPIL is the United States Producer Price Index for Industrial Commodities as at the preceding September 30th.

         USPPI99 is the United States Producer Price Index for Industrial Commodities as at September 30, 1999.

         BCPIL is the Bahamas Consumer Price Index as at the preceding September 30th.

         BCPI99            is the Bahamas Consumer Price Index as at
                           September 30, 1999



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         EXCEPT THAT if the Government of the Bahamas does not produce a
         Consumer Price Index at any relevant date, the United States Consumer Price Indices shall be used.























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